FOR IMMEDIATE RELEASE

New York REIT, Inc. Acquires Twitter Headquarters Building in Manhattan

New York, New York, August 25, 2014 – New York REIT, Inc. (“NYRT”) (NYSE: NYRT), a publicly traded real estate investment trust (“REIT”), announced today that it has closed its previously announced acquisition of Twitter’s headquarters in Manhattan located at 245-249 West 17th Street in the Chelsea neighborhood.

The property, which includes a 12-story office tower combined with an adjacent 6-story mixed use building, contains approximately 282,000 rentable square feet. In addition to Twitter, Room & Board, Inc. occupies the retail portion of the building. Flywheel Sports, Inc. is also a tenant.

“We are extremely pleased to have closed our previously announced acquisition of this flagship property strategically located in the heart of Chelsea’s “Silicon Alley”, NYC’s epicenter of creativity, technology, style, and energy” said New York REIT’s President, Michael Happel. Mr. Happel added, “The building is a beautiful, gut-renovation and contains two new lobbies along with brand new state-of-the-art building systems, windows, elevators, and a stunning rooftop terrace that overlooks the Hudson River. Furthermore, we are excited to have Twitter, one of the world’s most coveted technology firms, as a core tenant.”

About NYRT

NYRT is a publicly traded corporation listed on the NYSE and is a New York City focused REIT that acquires income-producing commercial real estate, including office and retail properties, in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.  Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of NYRT’s Annual Report on Form 10-K filed on February 28, 2014. Further, forward-looking statements speak only as of the date they are made, and NYRT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts
Anthony J. DeFazio	Michael A. Happel, President	Gregory W. Sullivan, CFO and COO
DDCworks	New York REIT, Inc.	New York REIT, Inc.
tdefazio@ddcworks.com	mhappel@arlcap.com	gsullivan@nyrt.com
(484) 342-3600	(212) 415-6500	(212) 415-6500

Andrew G. Backman, Managing Director Investor Relations / Public Relations RCS Capital Corporation abackman@rcscapital.com (917) 475-2135